Exhibit 99.1

CENTERLINE HOLDING COMPANY COMPLETES SECURITIZATION OF $2.8 BILLION TAX-EXEMPT AFFORDABLE HOUSING BOND PORTFOLIO WITH FREDDIE MAC

- Commitment Secured from Affiliate of Related Companies for $131 Million Equity Investment -

NEW YORK, NY – December 28, 2007 – Centerline Holding Company (NYSE: CHC), the parent company of Centerline Capital Group Inc. (“Centerline” or the “Company”), today announced the completion of a securitization of the Company’s $2.8 billion tax-exempt affordable housing bond portfolio with Freddie Mac.  For accounting purposes, most of the securitization will be treated as a sale.  The transaction represents a major step in Centerline’s plan to transform itself into an alternative asset management company.  Centerline also announced a $131 million equity investment commitment from an affiliate of Related Companies, its largest shareholder.

“Over the past several years, the strategic vision embraced by Centerline’s Board of Trustees and management has been to transform Centerline into an alternative asset management company,” said Marc D. Schnitzer, Chief Executive Officer and President of Centerline.  “With the securitization of our bond portfolio with Freddie Mac, we have accelerated our progress toward that goal. The transaction has materially improved our risk profile by reducing the funding and interest rate risk inherent in our liability structure. Centerline now has a leaner balance sheet, improved credit metrics and an increased percentage of revenues derived from asset management services. As an alternative asset manager with $11.6 billion of assets under management, we aim to produce returns and growth comparable to other publicly-traded alternative asset managers.”

“Centerline’s goals are to increase assets under management and to create greater earnings power.  With Related’s investment, we have the resources to achieve our goals,” continued Mr. Schnitzer.  “Greater liquidity will enable us to capitalize on opportunities arising from the volatility in the capital markets.  Our growth plans adhere to our core investment strategy of Buy-Watch-Fix: invest prudently, monitor performance diligently and manage investments aggressively.”

Stephen M. Ross, Chairman of Related Companies and Centerline, added, “Centerline has undergone an amazing evolution from the affordable housing firm I started 35 years ago to an industry leader in real estate investment and finance. Centerline has a premier, seasoned management team and a compelling growth story as an alternative asset manager.  This equity investment in Centerline will help the Company implement its new initiatives and build the foundation for future expansion.  I strongly endorse Centerline’s growth strategy and the ability of the management team to execute it.”

Freddie Mac Transaction
Centerline completed a securitization of the Company’s $2.8 billion tax-exempt affordable housing bond portfolio with Freddie Mac.  The bond portfolio is secured by mortgages on approximately 59,000 units of affordable multifamily properties in 31 states.  For accounting purposes, most of the securitization will be treated as a sale.  Centerline retained a high-yielding first-loss position (the “B-Piece”) in the portfolio and will remain the primary and special servicer.

“We are thrilled to partner with Freddie Mac on this innovative transaction,” said Mr. Schnitzer.  “Retaining the B-Piece and our ongoing servicing arrangement creates a fund management structure for the bond portfolio similar to our other funds.  Through our partnership with Freddie Mac, as their first Targeted Affordable Housing Lender, we will improve the competitiveness of our affordable housing business and assist in the expansion of assets under management.”

Centerline used the proceeds from the Freddie Mac bond securitization to redeem its existing financing arrangements, retire corporate debt and pay the costs and expenses associated with the transaction.

In connection with the transaction, Centerline expects to record net, one-time charges of $45 million to $55 million in the fourth quarter of 2007.  Net of minority interest allocations, the Company expects these charges to reduce net income by $30 million to $40 million.  Gains incorporated in the net charge include a gain on the sale of the bonds, previously deferred revenues and recovery of impairment charges.  Losses incorporated in the net charge include writing off deferred costs associated with the bonds and securitization trusts, recognizing fair value losses on certain interest rate swaps, costs to terminate existing financing arrangements and transaction related costs.  These transaction-related costs of approximately $95 million will impact the Company’s 2007 Cash Available for Distribution (“CAD”).  Centerline has reduced the Company’s previous CAD per share guidance for 2007 from $1.89 to a range of $1.70 to $1.75, exclusive of the transaction related costs associated with the securitization.

$131 Million Investment from An Affiliate of Related Companies
An affiliate of Related Companies has committed to invest $131,250,000 in Centerline Holding Company through a newly-issued convertible preferred stock.  The preferred stock will pay dividends at an 11% annual distribution rate and will be convertible at a $10.75 per share conversion rate for an aggregate of approximately 12.2 million common shares of Centerline Holding Company.  The transaction, which is subject to completion of definitive documentation, is expected to close in January 2008.  Centerline will use the net proceeds to reduce corporate debt and fund the Company’s growth plans.

Repositioning as an Alternative Asset Manager
Centerline will implement several strategic initiatives to further align the Company with other publicly-traded alternative asset managers, including:

•
Increase Assets Under Management: Centerline anticipates raising $3.3 billion - $4.0 billion of new assets under management in 2008, including $1.7 billion - $2.0 billion of commercial real estate debt and equity funds, $1.0 billion - $1.2 billion of affordable housing funds and new mortgage bond investments and $600 million - $800 million of commercial loan investments.

•
Change Revenue Composition: The nature of Centerline’s revenue composition has changed and will now be derived from (i.) investment management fees, including fund sponsorship, asset management, servicing and incentive fees; (ii.) transactional fees, including origination and credit enhancement fees; and (iii.) investment income, including income from co-investments and interest. Centerline anticipates investment management fees and transactional fees will comprise approximately 60% - 65% of the Company’s revenues in 2008.

•
Reduce Leverage: Centerline repaid the Company’s existing term loan and revolver and entered into two new debt facilities, resulting in a net reduction of $120 million of corporate debt, including liabilities associated with the transaction.  The new facilities include a revolving line of credit with a maximum capacity of $300 million and a term loan with a maximum capacity of $150 million. The lead arrangers of the new debt facilities are Bank of America and Citibank. Centerline expects its future corporate debt levels to be significantly lower than in the past.

•
Change Dividend Policy: Effective in the first quarter of 2008, Centerline’s dividend on an annualized basis is expected to be $0.60 per share ($0.15 on a quarterly basis), subject to approval by our Board of Trustees.  The Company will deploy its retained cash flows to fund growth and reduce debt.  Centerline anticipates 30% to 35% of the Company’s income will be federally tax-exempt in 2008.

•
Utilize New Earnings Metrics:  Beginning in the first quarter of 2008, Centerline will no longer report CAD as a financial metric.  Instead, Centerline will report Adjusted Earnings per Share (“Adjusted EPS”).  Adjusted EPS is defined as earnings per share computed pursuant to generally accepted accounting principles (“GAAP”) and adjusted for non-cash amortization of acquired intangible assets and acquisition-related, share-based compensation.

2008 Earnings Guidance
Centerline anticipates Adjusted EPS for 2008 will range between $1.00 and $1.10.

Reconciliation of Adjusted EarningsPer Share to GAAP EarningsPer ShareGuidance

(per share)	Low	High
GAAP Earnings Per Share	$0.84	$0.94
Amortization of IntangibleAssets	$0.11	$0.11
Amortization of Acquisition-Related Share-Based Compensation	$0.05	$0.05
Adjusted Earnings Per Share	$1.00	$1.10

Conference Call
Centerline management will conduct a conference call today, December 28, 2007, at 10:00 a.m. Eastern Standard Time to review the details of this transaction and the other issues covered in this press release. Callers will be invited to ask questions. Investors, brokers, analysts and shareholders wishing to participate may call (877) 719-9786. A webcast of the presentation will be available live and may be accessed through the Company's website: www.centerline.com. To listen to the presentation via webcast, please go to the website's "Investor Relations" section at least 15 minutes prior to the start of the presentation. For interested individuals unable to join the conference call, a replay of the call will be available through Friday, January 4, 2008, at (888) 203-1112 (Passcode 4192115) or on our website, through Friday, February 15, 2008.

Financial Advisors
Morgan Stanley & Co. Incorporated and Bear, Stearns & Co. Inc. acted as financial advisors to Centerline for the initiatives discussed in this press release.

About the Company
Centerline Capital Group, a subsidiary of Centerline Holding Company (NYSE:CHC), is an alternative asset manager with a core focus on real estate and more than $11.6 billion of assets under management.  Centerline is headquartered in New York, New York and has over 500 employees in nine offices throughout the United States. For more information, please visit Centerline's website, www.centerline.com, or contact the Corporate Communications Department directly at (800) 831-4826.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include the risk that we are unable to successfully implement the Company’s new strategy outlined in this press release and  uncertainty of the market’s reception of the new strategy and dividend policy, and other risks and uncertainties which are detailed in Centerline Holding Company's most recent Annual Report on Form 10-K and in its other filings with the Securities and Exchange Commission, and include, among others, adverse changes in real estate markets; competition with other companies; interest rate fluctuations; general economic and business conditions; environmental/safety requirements; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; risk of default associated with the mortgage revenue bonds and other securities held by us or our subsidiaries; risks associated with providing credit enhancement; risk of loss under mortgage loan loss sharing agreements; risk of loss from direct and indirect investments in CMBS; the risk that relationships with key investors and developers may not continue; our ability to generate fee income may not continue; and risks related to the form and structure of our financing arrangements. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks", "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements speak only as of the date of this document. Centerline Holding Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Centerline Holding Company's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.
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